EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.

FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bancshares, Inc. Authorizes the Repurchase of 4,750,000 Shares of the Company’s Common Stock

Warren, Pennsylvania September 26, 2011

Northwest Bancshares, Inc. (NasdaqGS: NWBI) announced that its Board of Directors has authorized the repurchase of 4,750,000 shares, or approximately 5%, of the Company’s outstanding common stock.  This repurchase plan is in addition to the previously announced repurchase programs whereby the Board of Directors authorized the repurchase of 15%, or approximately 16,000,000 shares, of the Company’s common stock, which are nearing completion.  The stock repurchase program may be carried out through open market purchases, block trades, negotiated private transactions and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Any repurchased shares will be held as authorized but unissued shares and will be available for general corporate purposes.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Savings Bank.  Northwest Savings Bank operates 169 community banking offices in Pennsylvania, New York, Ohio and Maryland.  Northwest Savings Bank, founded in 1896, is a full-service financial institution offering a complete line of business and personal banking products as well as benefits and wealth management services.  The Company also operates 52 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market.  Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

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Forward-Looking Statements - This press release may contain forward-looking statements.  These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.